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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of WesBanco, Inc. on Form S-4 of our report dated February 5, 2004, relating to the consolidated balance sheets of Western Ohio Financial Corporation as of December 31, 2003 and 2002 and the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2003, which report is incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 2003, and to the reference to us in the second paragraph under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

                                                /s/ Crowe Chizek and Company LLC

Columbus, Ohio
June 2, 2004